EXHIBIT 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of August 25, 2020, Sysco Corporation has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock and (2) our 1.25% Senior Notes due June 2023.
Description of Common Stock

We may issue, from time to time, shares of our common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation and Bylaws.

Authorized Shares

Under our Certificate of Incorporation, we have the authority to issue an aggregate of 2,000,000,000 shares of common stock. As of August 7, 2020, 508,535,623 shares of our common stock were issued and outstanding and 51,629,054 shares of our common stock were reserved for issuance pursuant to our currently active stock plans. We have also granted options, restricted stock units and performance share units representing the right to purchase or receive shares of our common stock under previous equity incentive plans, which derivative securities remain outstanding.

Dividends

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock is entitled to receive any dividends our Board of Directors declares out of funds legally available to pay dividends. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant.

Voting Rights

Each holder of common stock is entitled to one vote per share, and is entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights. As a result, under the Delaware General Corporation Law (the “DGCL”), the holders of more than one-half of the outstanding shares of common stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any director, subject to any voting rights held by holders of our preferred stock.

Liquidation Rights

If we liquidate our business, holders of common stock are entitled to share equally in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock.
Absence of Other Rights

Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights or redemption or sinking fund provisions.

Miscellaneous
All outstanding shares of common stock are fully paid and non-assessable. Our Certificate of Incorporation contains no restrictions on the alienability of the common stock. Our common stock is traded on the New York Stock Exchange under the symbol “SYY.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Broadridge Financial Solutions, Inc.

Certain Anti-takeover Effects

General. Certain provisions of our Certificate of Incorporation, our Bylaws and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors, regardless of whether our stockholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and the DGCL.

Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our Certificate of Incorporation nor our Bylaws contains a provision electing to “opt-out” of Section 203.

Supermajority Requirement for Business Combinations. In addition to the requirements of Section 203 of the DGCL, our Certificate of Incorporation provides that the affirmative vote of 80% of our outstanding stock entitled to vote shall be required for certain business combinations not approved by a majority of our Directors who are not affiliated with the interested party in the potential transaction, except in certain circumstances. This provision of our Certificate of Incorporation may only be amended by the affirmative vote of 80% of our outstanding stock entitled to vote.

Advance Notice Provisions. Stockholders seeking to nominate candidates to be elected as directors at an annual meeting or to bring business before an annual meeting must comply with an advance written procedure. Only persons who are nominated by or at the direction of our board, or by a stockholder who has given timely written notice to our Secretary before the meeting to elect directors, will be eligible for election as directors.

At any stockholders’ meeting the business to be conducted is limited to business brought before the meeting by or at the direction of the board of directors, or a stockholder who has given timely written notice to our Secretary of its intention to bring business before an annual meeting. A stockholder must give notice that is received at our principal executive offices in writing not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year’s annual meeting. However, if the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to the annual meeting or the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made by Sysco. In the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder must give notice to nominate a director not later than the close of business on the tenth day following the day notice of the special meeting was mailed to stockholders or public disclosure of the date of the meeting was first made by Sysco. A stockholder’s notice must also contain certain information specified in the Bylaws. These provisions may preclude or deter some stockholders from bringing matters before, or making nominations for directors at, an annual meeting. The Certificate of Incorporation and Bylaws of Sysco provide that 35% of the shares entitled to vote at a meeting shall constitute a quorum except as otherwise required by law.

In addition, holders who have “owned” (as defined in the Bylaws) at least 3% of Sysco’s outstanding Common Stock continuously for a period of 3 years may nominate a number of director nominees equal to 20% of the total number of directors constituting the Board (rounded down), subject to a two nominee aggregate minimum, which nominees will be included in the Company’s proxy statement for the corresponding annual meeting of stockholders if the nominating stockholder(s) and the respective nominee(s) (each, a “Proxy Access Nominee”) comply with the additional eligibility, procedural and disclosure requirements set forth in the Bylaws, including the following:

•A limit of 20 on the number of stockholders that may aggregate their ownership for purposes of satisfying the 3% threshold referenced above;

•Procedures for nominating stockholders to submit timely written notice of their proxy access nominations;

•Eligibility requirements for each Proxy Access Nominee;

•Disclosures, agreements and representations required to be submitted to the Company by each nominating stockholder and each Proxy Access Nominee; and

•Circumstances in which (i) the maximum number of Proxy Access Nominees shall be reduced or (ii) the Board will not be required to include any Proxy Access Nominees in the Company’s proxy statement for a particular annual meeting of stockholders.

Special Meetings. Only our Board, our Chairman of the Board or our Chief Executive Officer, in each case with the concurrence of the majority of the Board, or our Secretary, at the written request of stockholders of record who own at least 25% of our outstanding common shares and comply with certain procedural requirements, may call a special meeting of stockholders. These provisions may make it more difficult for stockholders to take action opposed by our Board.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Limitation of Liability; Indemnification

Our Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

•breach of the director’s duty of loyalty to us or our stockholders;

•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•the unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or Sysco from bringing a lawsuit against our directors. However, these provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. Also, these provisions will not alter a director’s liability under federal securities laws.

Our Certificate of Incorporation and Bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, and our Bylaws provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Sysco and shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Description of 1.250% Senior Notes due 2023

The following description of certain material terms of our 1.25% Senior Notes due June 2023 and the guarantees does not purport to be complete. The following description is subject to, and is qualified in its entirety by reference to, the indenture (the “base indenture”) dated June 15, 1995 between Sysco and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”), as supplemented by the Thirteenth Supplemental Indenture dated as of February 17, 2012 among Sysco, the trustee and the subsidiary guarantors, and the Thirtieth Supplemental Indenture dated as of June 23, 2016 among Sysco, the trustee and the subsidiary guarantors (we refer to each supplemental indenture, together with the base indenture, as the “indenture”).

Certain capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms “Sysco,” “we,” “us” and “our” refer to Sysco Corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) for additional information.

General

The 1.250% Senior Notes due 2023 (the “notes”), initially limited to €500 million aggregate principal amount, were issued under the indenture. The trustee acts as registrar, paying agent and authenticating agent and performs administrative duties for us, such as sending out interest payments and notices under the indenture.

The notes bear interest at a fixed rate per year of 1.250%, starting on June 23, 2016 and ending on their maturity date, which is June 23, 2023. Interest on the notes will be payable annually in arrears on June 23 of each year, beginning on June 23, 2017. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the June 8, whether or not a Business Day, next preceding the applicable interest payment date.

Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or June 23, 2016 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The notes were issued only in fully registered form without coupons, in denominations of €100,000 and integral multiples of €1,000 above that amount. The notes are unsecured obligations of Sysco and rank equally in right of payment with all our other unsecured senior indebtedness, whether currently existing or incurred in the future.

The subsidiary guarantees are unsecured obligations of the respective subsidiary guarantors and rank equally in right of payment with all other unsecured senior indebtedness, whether currently existing or incurred in the future, of the respective subsidiary guarantors.

The notes and the subsidiary guarantees effectively rank junior to any future secured indebtedness of Sysco and the subsidiary guarantors, respectively, to the extent of the value of the assets securing such indebtedness.

The notes are structurally subordinated to all liabilities (excluding intercompany loans) of Sysco’s existing and future subsidiaries that are not guaranteeing or do not guarantee the notes.

The notes are represented by one or more global notes. Each global note has been deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream Banking, société anonyme, or its successor (“Clearstream”) and Euroclear Bank, S.A./N.V. or its successor (“Euroclear”). Except as described under “—Book-Entry, Delivery and Settlement—Certificated Notes,” the notes are not be issuable in certificated form.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “—Book-Entry, Delivery and Settlement—Global Notes.”

If either a date for payment of principal or interest on the notes or the maturity date of the notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. In that case, no interest will accrue on or be payable for the period from and after the original payment date to such next succeeding Business Day. For these purposes, “Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in New York, New York or London, England are authorized or required by law, regulation or executive order to close.

An event of default for the notes under the indenture will not necessarily constitute an event of default for any other debt securities under the base indenture.

Issuance in Euro; Payment on the Notes

Initial holders were required to pay for the notes in euro, and all payments of principal of, the redemption price (if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in euro, provided, that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Guarantees

The subsidiary guarantors jointly and severally, fully and unconditionally, guarantee, on an unsecured, senior basis, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable according to the terms of the notes, and any other amounts payable under the indenture. The obligations of each subsidiary guarantor under its guarantee are limited as necessary to prevent that guarantee from constituting a fraudulent transfer or conveyance under applicable law.

The subsidiary guarantors consist of our direct and indirect wholly owned domestic subsidiaries that guarantee our payment obligations under the other senior notes issued under the base indenture or any of our other indebtedness, which are certain of our U.S. broadline subsidiaries. We will cause any of our other existing or future domestic subsidiaries that guarantees our payment obligations under such other senior notes or such other indebtedness to execute and deliver to the trustee supplemental indentures in a form satisfactory to the trustee pursuant to which such subsidiary guarantees our payment obligations with respect to the notes on the terms provided for in the indenture. Brakes Group and its subsidiaries are international subsidiaries of Sysco and, therefore, are not subsidiary guarantors of the notes.

The guarantee of any subsidiary guarantor may be released under certain circumstances. If we exercise our defeasance option with respect to the notes as described below under “—Defeasance,” then any subsidiary guarantor effectively will be released. Further, each subsidiary guarantee will remain in full force and effect until the earliest to occur of the date, if any, on which (1) the applicable guarantor shall consolidate with or merge into Sysco or any successor of Sysco and (2) Sysco or any successor of Sysco consolidates with or merges into the applicable guarantor.

Optional Redemption

We may redeem some or all of the notes at any time.

At any time before April 23, 2023 (the date that is two months prior to the maturity date), the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on April 23, 2023 (not including any portion of such interest accrued as of the redemption date) discounted to April 23, 2023 annually (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below) plus 25 basis points, plus in either case any accrued and unpaid interest on the notes to be redeemed to the date of redemption.

At any time on or after April 23, 2023 (the date that is two months prior to the maturity date), the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Installments of interest on notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the notes and the indenture.

If we choose to redeem any notes, we will give a notice of redemption not less than 15 days and not more than 45 days before the redemption date to each holder of the notes to be redeemed, or as otherwise provided in accordance with Euroclear and Clearstream procedures. If we are redeeming less than all of the notes, the trustee will select the particular notes or portions of notes to be redeemed by lot or pro rata or by another method the trustee deems fair and appropriate (in each case, to the extent such notes are held in global form, subject to the procedures of Euroclear and Clearstream); provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of notes called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the notes on any redemption date, the following terms have the meanings set forth below:

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of the Quotation Agent, a German government bond whose maturity is closest to the maturity of the notes being redeemed, or if the Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Quotation Agent.

“Quotation Agent” means Deutsche Bank AG, London Branch or its successor.

All determinations made by the Quotation Agent with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

Payments of Additional Amounts

All payments of principal, premium (if any) and interest in respect of the notes or the guarantees will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

In addition, for so long as the notes are outstanding, we undertake that, to the extent permitted by law, we will maintain a paying agent in a jurisdiction that will not require withholding or deduction of tax pursuant to any law implementing European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”) or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directives.

We or the relevant subsidiary guarantor, as applicable, will, subject to the exceptions and limitations set forth below, pay in respect of the notes or the guarantees such additional amounts as are necessary in order that the net payment by us of principal, premium (if any) and interest in respect of the notes or the guarantees (including payments of additional amounts with respect to such amounts) received by a beneficial owner who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to the extent any tax, assessment or other governmental charge is imposed by reason of     the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
a.being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment with respect thereto or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

c.being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

d.being or having been a “10-percent shareholder” of Sysco as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

e.being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Section 881(c)(3)(A) of the Code or any successor provision;

(2) to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any notes, if such payment can be made without such withholding by any other paying agent;

(6) to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of the notes;

(7) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the Directive or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;

(8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note as a result of the presentation of any note for payment (where presentation is required) by or on behalf of a holder of notes, if such payment could have been made without such withholding by presenting the relevant note to at least one other paying agent in a member state of the European Union;

(9) to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such note been presented for payment on any day during such 30-day period;

(10) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(11) in the case of any combination of the above items.

We or the relevant subsidiary guarantor, as the case may be, will make all withholdings and deductions required by law and will remit the full amount deducted to or withheld to the relevant tax authority in accordance with applicable law. Upon request, we or the relevant subsidiary guarantor, as the case may be, will provide to the trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the trustee evidencing the payment of any taxes so deducted or withheld. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the trustee to the holders of the notes. If we are required to pay additional amounts with respect to the notes, we will notify the trustee and paying agents pursuant to an officers’ certificate that specifies the additional amounts payable and when the additional amounts are payable. If the trustee and the paying agents do not receive such an officers’ certificate from us, the trustee and paying agents may rely on the absence of such an officers’ certificate in assuming that no such additional amounts are payable.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payments of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payments of Additional Amounts” and under the heading “—Optional Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Optional Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payments of Additional Amounts” with respect to the notes, then we may at our option redeem, in whole, but not in part, the notes on not less than 15 nor more than 45 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to the date fixed for redemption.

Prior to giving of any notice of redemption to the holders of the notes pursuant to the preceding paragraph, we will deliver to the trustee (1) an officers’ certificate and (2) an opinion of independent counsel selected by us, each stating that we will become obligated to pay such additional amounts.

Sinking Fund

The notes will not be subject to a sinking fund.

Certain Covenants

The covenants described below apply to the notes:

Limitations on Liens. We covenant in the indenture that we will not (nor will we permit any Subsidiary to) issue, incur, create, assume or guarantee any debt for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments) secured by a mortgage, security interest, pledge, lien, charge or other encumbrance (“mortgage”) upon any Principal Property or upon any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of such mortgage, that the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Subsidiary ranking equally with the senior debt securities) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following:

(a) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Subsidiary, provided that such mortgages or liens are not incurred in anticipation of such corporation’s becoming a Subsidiary; (b) mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by us or a Subsidiary, or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages to secure indebtedness owing to us or to a Subsidiary; (d) mortgages existing at the date of the initial issuance of any senior debt securities then outstanding; (e) mortgages on property of a person existing at the time such person is merged into or consolidated with Sysco or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or a Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a), (b), (d), (e) or (f); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement. Any mortgages permitted by any of the foregoing clauses (a) through (g) shall not extend to or cover any other Principal Property of ours or of one of our Subsidiaries, or any shares of stock or indebtedness of any such Subsidiary, subject to the foregoing limitations, other than the property, including improvements thereto, stock or indebtedness specified in such clauses.

Notwithstanding the restrictions in the preceding paragraph, we or any Subsidiary of ours may issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the senior debt securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 20% of Sysco’s Consolidated Net Tangible Assets.

Limitations on Sale and Lease-Back Transactions. We also covenant in the indenture that we will not, nor will we permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between us and one of our Subsidiaries, or between Subsidiaries, unless: (a) we or such Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the senior debt securities, pursuant to the limitation on liens described above; or (b) the proceeds of such transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) (i) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of Sysco or a Subsidiary (other than debt that is subordinated to the senior debt securities or debt to us or a Subsidiary) that matures more than 12 months after its creation or (ii) the purchase, construction or development of other comparable property.

Certain Definitions

As used in the indenture and this description, the following definitions apply:

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any property is defined in the indenture to mean, at the time of determination, the lesser of: (a) the fair market value of such property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” is defined in the indenture to mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and of obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

“Principal Property” is defined in the indenture to mean the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant, any manufacturing, distribution or research facility or any self-serve center (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any Subsidiary and is located within the United States of America or Canada unless our Board of Directors has determined in good faith that such office, plant facility or center is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” is defined in the indenture to mean any arrangement with any person providing for the leasing by us or any Subsidiary of any Principal Property which property has been or is to be sold or transferred by us or such Subsidiary to such person.

“Subsidiary” is defined in the indenture to mean any corporation in which we and/or one or more of our Subsidiaries together own voting stock having the power to elect a majority of the board of directors of such corporation, directly or indirectly. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above or have defeased the notes as described below under the caption “Defeasance,” we will be required to make an irrevocable offer to each holder of notes to repurchase all or any part (equal to or in excess of €100,000 and in integral multiples of €1,000 above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at our option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, we will give, or shall cause to be given, a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase

Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Business Day immediately preceding the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful, deposit with a paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

•accept for payment all notes or portions of notes properly tendered pursuant to our offer; an

•deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The applicable paying agent will promptly distribute to each holder of notes properly tendered the purchase price for the notes deposited by us. We will execute, and the trustee (or an authenticating agent) will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder, a new note equal in principal amount to any unpurchased portion of any notes surrendered provided that each new note will be in a principal amount of an integral multiple of €1,000. We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. The definition of Change of Control includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets, taken as whole with our subsidiaries. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following terms have the meanings set forth below:

“Below Investment Grade Ratings Event” means, with respect to the notes, that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies (as defined below) has publicly announced that it is considering a possible ratings change), the notes cease to be rated Investment Grade (as defined below) by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) Sysco consolidates with, or merges with or into, any Person (as defined in the base indenture), or any Person consolidates with, or merges with or into, Sysco, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Sysco or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of Sysco outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our consolidated assets, including the assets of our subsidiaries, taken as a whole, to one or more Persons (other than us or one of our subsidiaries); (4) the first day on which a majority of the members of our Board of Directors is composed of members who are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of Sysco. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means, with respect to the notes, the occurrence of both a Change of Control and a Below Investment Grade Ratings Event for the notes. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, Sysco may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book-Entry, Delivery and Settlement

Global Notes

The notes will be issued in registered, global form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes were issued in the form of one or more global certificates, in definitive, fully registered form without interest coupons, each of which we refer to as a “global note.” Each such global note was deposited with The Bank of New York Mellon, London Branch, as the common depositary (the “Common Depositary”) or nominee thereof and registered in the name of the Common Depositary or its nominee. We will not issue certificated notes, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold beneficial interests in securities directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium. We and the trustee for the notes and our respective agents have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We and the trustee for the notes also do not supervise these systems in any way.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The London paying agent will wire payments on the notes to the Common Depositary as the holder of the global notes. The trustee, the paying agents and we will treat the Common Depositary or any nominee of the Common Depositary as the owner of the global notes for all purposes. Accordingly, the trustee, the paying agents and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the notes. Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream and Euroclear have established their procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or change those procedures at any time. The registered holder of the notes will be The Bank of New York Depository (Nominees) Limited, as nominee of the Common Depositary.

Initial Settlement

Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States.

Secondary Market Trading

Any secondary market trading of book-entry interests in the notes takes place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form.

It is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same Business Day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures, from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Certificated Notes

We will issue certificated notes to each person that Euroclear or Clearstream identifies as the beneficial owner of the notes represented by the global notes upon surrender by the Common Depositary of the global notes if:

•Euroclear or Clearstream notifies us that it is no longer willing or able to act as a depositary for the global notes or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that Euroclear or Clearstream is no longer so registered;

•an event of default has occurred and is continuing, and Euroclear or Clearstream requests the issuance of certificated notes; or

•we determine not to have the notes represented by global notes.

Neither we nor the trustee will be liable for any delay by Euroclear or Clearstream, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from Euroclear or Clearstream for all purposes, including with respect to the registration, delivery and principal amount of the certificated notes to be issued.

Notices

Any notices required to be given to the holders of the notes will be given to Euroclear or Clearstream, as applicable, as the registered holder of the global notes. If a global note is exchanged for notes in certificated form, notices to holders of the notes will be made by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is The Bank of New York Mellon Trust Company, N.A., 601 Travis, 16th Floor, Houston, Texas 77002, Attn: Corporate Trust Administration. The trustee is one of a number of banks with which we maintain ordinary banking relationships.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

London Paying Agent and Transfer Agent

The Bank of New York Mellon, London Branch will initially act as paying agent and transfer agent in London for the notes. Upon notice to the trustee, we may change any paying agent or transfer agent.
Governing Law

The indenture, the notes and the guarantees will be governed by and construed in accordance with the laws of the State of New York.

Base Indenture Provisions:

Merger or Consolidation

The indenture provides that we may merge or consolidate with any other person or persons (whether or not affiliated with us), and we may sell, convey, transfer or lease all or substantially all of our property to any other person or persons (whether or not affiliated with us), so long as we meet the following conditions:

1. Either (a) the transaction is a merger or consolidation, and Sysco is the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease substantially all of our property) is a corporation organized under the laws of the United States or any state thereof and expressly assumes, by supplemental indenture satisfactory to the Trustee, all of our obligations under the indenture and the relevant debt securities and coupons; and

2. Immediately after giving effect to the transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing with respect to any series of debt security outstanding under the indenture.

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the notes. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), Sysco will be discharged from all obligations and covenants under the indenture and all debt securities issued thereunder and may be liquidated and dissolved.

Events of Default

An Event of Default is defined under the indenture with respect to debt securities of any series issued under the indenture as being: (a) default in payment of any principal of or premium, if any, on the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise (including a default in the deposit of any sinking fund payment with respect to the debt securities of such series when and as due); (b) default for 30 days in payment of any interest on any debt securities of such series; (c) default for 90 days after written notice (given by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of all series affected by the default) in the observance or performance of any other covenant or agreement in respect of the debt securities of such series or the indenture other than a covenant or agreement which is not applicable to the debt securities of such series, or a covenant or agreement with respect to which more particular provision is made; (d) certain events of bankruptcy, insolvency or reorganization; or (e) any other Event of Default provided in the supplemental indenture under which such series of debt securities is issued, or in the form of debt security for such series.

Under the indenture, if an Event of Default occurs and is continuing with respect to a series, then either the Trustee or the holders of 25% or more in principal amount of the outstanding debt securities of the affected series

(voting as a single class) may declare the principal (or such portion thereof as may be specified in the terms thereof) of all debt securities of all affected series (plus any interest accrued thereon) to be due and payable immediately (unless the principal of such series has already become due and payable). However, upon certain conditions, such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the outstanding debt securities of all such affected series (treated as one class). If an Event of Default due to certain events of bankruptcy, insolvency or reorganization shall occur, the principal (or such portion thereof as may be specified in the terms thereof) of and interest accrued on all debt securities then outstanding shall become due and payable immediately, without action by the Trustees or the holders of any such debt securities.

The indenture requires the Trustee to give notice, within 90 days after the occurrence of default with respect to the securities of any series, of all defaults with respect to that series known to the Trustee (i) if any unregistered securities of that series are then outstanding, to the holders thereof, by publication at least once in a newspaper in New York and London and (ii) to all holders of registered securities of such series by way of mail, unless in each case such defaults have been cured before mailing or publication. Except in the case of default in the payment of the principal of or interest on any of the securities of such series, or in the payment of any sinking fund installment on such series, the Trustee will be protected in withholding such notice if and so long as the Trustee’s board of directors, the Trustee’s executive committee or a trust committee of directors or trustees and/or responsible officers of the Trustee in good faith determines that the withholding of such notice is in the best interests of the holders of such series.

The indenture entitles the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power under the indenture at the request of such holders. Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under the indenture (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series. The indenture does not require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there are reasonable grounds for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

The indenture provides that no holder of debt securities of any series or of any coupon issued under the indenture may institute any action against Sysco under the indenture (except actions for payment of overdue principal, premium, if any, or interest) unless (1) such holder previously shall have given to the Trustee written notice of default and continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture (treated as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, (3) the Trustee shall not have instituted such action within 60 days of such request, and (4) the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under the indenture (treated as one class).

The indenture contains a covenant that we will file annually with the Trustee a certificate stating whether or not we are in compliance (without regard to grace periods or notice requirements) with all conditions and covenants of the indenture and, if we are not in compliance, describing the nature and status of the non-compliance.

Defeasance

The indenture provides that we may defease and be discharged from any and all obligations (except as described below) with respect to the debt securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on such debt securities. Such defeasance does not apply to obligations related to the following (the “Surviving Obligations”):

•registration of the transfer or exchange of the debt securities of such series and of coupons appertaining thereto;

•Issuer’s right to optional redemption, if any;

•substitution of mutilated, destroyed, lost or stolen debt securities of such series or coupons appertaining thereto;

•maintenance of an office or agency in respect of the debt securities of such series;

•receipt of payment of principal and interest on the stated due dates (but any rights of holders to force redemption of the debt securities does not survive);

•rights, obligations, duties and immunities of the Trustee; and

•rights of Holders as beneficiaries of any trust created as described above for purposes of the defeasance.

In addition, the indenture provides that with respect to each series of debt securities issued under the indenture, even if the debt securities will not become due and payable within one year, we may elect either (a) to defease and be discharged from all obligations with respect to the debt securities of such series (except for the Surviving Obligations) or (b) to be released from only the restrictions described under “—Certain Covenants,” if applicable, and “—Merger or Consolidation” and, to the extent specified in connection with the issuance of such series of debt securities, other covenants applicable to such series of debt securities, by meeting certain conditions. Those conditions include depositing with the Trustee (or other qualifying trustee), in trust for such purpose, money (or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money) in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on the debt securities of such series. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indenture.